EXHIBIT 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Hallmark Financial Services, Inc. for the registration of 3,274,830 shares of its common stock and to the incorporation by reference therein of our reports dated March 14, 2011, with respect to the consolidated financial statements and schedules of Hallmark Financial Services, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Hallmark Financial Services, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, Texas
July 14, 2011